Exhibit 10.81

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, entered into on December 2, 2025 (the “Effective Date”), between Monro, Inc. (the “Company”) and Peter D. Fitzsimmons (the “Executive”).

WHEREAS, the Executive currently serves as the interim President and Chief Executive Officer of the Company;

WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer following of the Effective Date, but no longer on an interim basis, and the Executive wishes to serve in that capacity; and

WHEREAS, the Company and the Executive wish for the Executive to be employed by the Company upon the terms and conditions as set forth herein commencing on the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT AND DUTIES.

1.1 Employment by the Company. The Company hereby agrees to employ the Executive for the Term (as herein defined), to render exclusive and full-time services in the capacities of President and Chief Executive Officer of the Company, subject to the control and direction of the Company’s Board of Directors (the “Board”). In addition, while Executive serves as President and Chief Executive Officer, he shall be nominated and recommended to shareholders to serve as a member of the Board. During the Term, the Executive may serve on the board of directors of one company, provided that such service does not violate Section 7.2.

1.2 Duties/Authority. During the Term, the Executive shall have responsibility for the conduct of the business and fiscal affairs of the Company and the general supervision of and control over the assets, business interests, and agents of the Company, in each case subject to the control and direction of the Board. The Executive’s duties hereunder shall be consistent with the duties, responsibilities, and authority generally incident to the positions of President and Chief Executive Officer and such other reasonably related duties as may be assigned to him from time to time by the Board consistent with his role as a senior executive.

1.3 Principal Place of Employment. The Executive’s principal place of employment shall be at the Company’s headquarters in Rochester, New York, subject to customary travel.

2. TERM OF EMPLOYMENT. The “Term” of this Agreement shall commence on the Effective Date and end on December 31, 2027 (the “Initial Term”), unless sooner terminated as provided herein. Unless earlier terminated, the Term shall automatically renew (each a “Renewal Term”) at the end of the Initial Term and on each anniversary thereafter for a period of one (1) year unless either party shall give written notice of intent not to extend the then-current Term to the other party not later than ninety (90) days prior to the end of then-current Term. References herein to the Term shall mean the period of the Executive’s employment during the Initial Term and any Renewal Term.

3. COMPENSATION.

3.1 Salary. As consideration for services rendered, the Company shall pay the Executive a salary of $900,000 per annum (the “Base Salary”), payable not less frequently than monthly. The Executive’s Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and may be increased (but not decreased without the Executive’s consent) to reflect the Executive’s performance and responsibilities.

3.2 Annual Bonus. Pursuant to the Company’s bonus plan (the “Bonus Plan”), the Company shall pay the Executive, within 120 days of its fiscal year-end, a cash bonus in respect of each prior fiscal year during the Term, of 50% of the Base Salary if the company achieves its threshold performance levels and 100% of the Base Salary if the Company achieves its target level of performance set by the Committee with respect to such fiscal year, increased up to a maximum of 200% of the Base Salary if the Company exceeds such performance targets by amounts to be determined by the Committee (the “Annual Bonus”). For the fiscal year ending March 28, 2026, the Executive shall be eligible for a pro rata bonus based on the portion of the fiscal year during which he is employed by the Company hereunder. If this Agreement terminates other than at the end of a fiscal year either: (i) upon the expiration of the Term; or (ii) pursuant to Section 4, and the Executive is entitled to a pro rata bonus for such partial fiscal year pursuant to Section 5 or Section 6 hereof, such pro rata bonus shall be equal to the bonus the Executive would have received under the Bonus Plan, based on the Company’s actual performance during such fiscal year, had he been employed by the Company for the entire fiscal year, multiplied by a fraction, the numerator of which shall be the number of days during such fiscal year he was so employed and the denominator of which shall be the number of days in such fiscal year (the “Pro Rata Bonus”). The Executive may be entitled to the Annual Bonus for the fiscal year prior to the fiscal year in which the Executive’s employment is terminated, to the extent not yet paid (the “Preceding Bonus”). The Executive shall be entitled to receive the Preceding Bonus and/or the Pro Rata Bonus, as applicable: (a) at the same time the annual bonuses for the same periods are paid to other senior executives of the Company; and (b) only to the extent the Committee determines that the applicable performance targets have been met, in accordance with the terms of the Bonus Plan.

3.3 Sign-On Bonus. The Company shall pay the Executive a one-time cash sign-on bonus of $200,000 on the Company’s first payroll date in 2026.

3.4 Participation in Employee Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, or any pension plan or similar benefit plan of the Company, which is available generally to other senior executives of the Company.

3.5 Equity Awards.

(A) Special Grant. Effective as of the Effective Date, in consideration of the Executive forfeiting compensation from his prior employer, the Company shall grant the Executive restricted stock with respect to $500,000 of the Company’s common stock, with the number of shares determined by the Committee using its standard valuation procedures (the “Stock Grant”). The Stock Grant shall vest on the first anniversary of the Effective Date, subject to the Executive’s continued employment with the Company through such date; provided that, if the Executive’s employment (i) is terminated by the Company without Cause, (ii) the Executive resigns with Good Reason, (iii) the Executive’s employment with the Company terminates due to his death, Disability, or Resignation for Good Cause, or (iv) the Executive resigns for any reason within 60 days following the consummation of a Change in Control, any unvested portion of the Stock Grant shall vest on the date of such termination, subject to any applicable release of claims requirement under Section 5.4 or Section 6.2. The Stock Grant shall be granted pursuant to the Company’s 2007 Stock Incentive Plan and the standard form of grant agreement thereunder (as modified to reflect this Section 3.5(A)).

(B) Initial Term Grant. With respect to the Initial Term, as of the Effective Date, the Company shall grant the Executive the following equity incentive awards pursuant to the 2007 Stock Incentive Plan: (i) time-vesting restricted stock units (“RSUs”) with a value of $1,125,000 and vesting in equal increments as of December 31, 2026 and December 31, 2027; and (ii) performance-vesting restricted stock units (“PSUs”) with a target value of $3,375,000 and vesting based on the achievement of performance goals tied to growth in the share price of the Company’s common stock over a performance period commencing on the Effective Date and ending on December 31, 2027 (the “Initial Grant”). Vesting of the Initial Grant shall be subject to the Executive’s continued employment with the Company through the applicable vesting date; provided that if the Executive’s employment (i) is terminated by the Company without Cause, (ii) the Executive resigns with Good Reason, (iii) the Executive’s employment with the Company terminates due to his death, Disability, or Resignation for Good Cause, or (iv) with respect to the PSUs, the Executive resigns for any reason within 60 days following the consummation of a Change in Control, any unvested portion of the Initial Grant shall vest in accordance with the applicable provisions of Section 5 or Section 6. The Initial Grant shall be granted pursuant to the Company’s 2007 Stock Incentive Plan and the standard form of grant agreement thereunder (as modified to reflect the provisions of Section 5 and Section 6).

(C) Annual Grants. If the Agreement renews after the Initial Term, for the fiscal year ending in March 2029 and any subsequent fiscal year during the Term, the Executive shall be eligible to receive annual equity incentive awards with a target value of at least $1,500,000 in a combination of awards on a basis comparable to such awards made to other senior executives of the Company, as determined by the Committee.

3.6 Expenses. Subject to such policies generally applicable to senior executives of the Company, as may from time to time be established by the Board, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement (“Expenses”) upon presentation of expense statements or vouchers or such other supporting information as it may require. In addition, the Company shall pay Executive’s reasonable travel from his home to the Company’s offices in Rochester, New York, subject to the Company’s standard expense reimbursement policies, and shall pay Executive’s reasonable lodging expenses in Rochester, New York.

3.7 Vacation. During the Term, the Executive shall be entitled to such amount of vacation which is available generally to other senior executives of the Company.

3.8 Additional Benefits. During the Term, the Executive shall be entitled to the use of an automobile comparable to that provided to other senior executives in connection with the rendering of services to the Company pursuant to this Agreement, together with reimbursement for all gas, maintenance, insurance and repairs required by reason of his use of such vehicle.

3.9 Controlling Document. To the extent there is any inconsistency between the terms of this Agreement and the terms of any plan or program under which compensation or benefits are provided hereunder, this Agreement shall control. Otherwise, the Executive shall be subject to the terms, conditions and provisions of the Company’s plans and programs, as applicable.

3.10 Indemnification/Insurance. The Company agrees to indemnify, defend and hold the Executive harmless pursuant to the Company’s governing documents against any and all losses, judgments, liabilities, claims, fines and amounts paid in settlement of, and expenses (including attorneys’ fees and expenses) incurred by him in connection with any claim in connection with or arising out of the Executive’s service as an officer or director to the Company or any of its subsidiaries or affiliates (and the service at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise), and the defense of any action or proceeding (or any appeal therefrom) in which he is a party by reason of the fact that the Executive is or was an officer or director of the Company, but in all events excluding the Executive’s fraud or intentional misconduct. To the extent provided by its policies, the Company agrees to advance all of the Executive’s reasonable attorneys’ fees, costs and expenses of independent counsel selected by and representing the Executive in connection with any such action or proceeding, provided that such selection shall be subject to the Company’s written consent (which shall not be unreasonably withheld). The Executive shall promptly repay any such advance if there is a final determination by a court that the Executive was not entitled to indemnification in connection therewith. Without limiting the foregoing, the Company agrees that it shall maintain directors’ and officers’ and errors and omissions liability insurance, which insurance shall cover the Executive during the Term and following the termination thereof for any or no reason for a period of not less than six (6) years, on the same basis as such coverage is provided to the Company’s directors and other executive officers. For the avoidance of doubt, the entirety of this Section 3.10 shall survive the termination or expiration of this Agreement, as applicable.

3.11 Clawback Policy. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of its affiliates applicable to the Executive, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company and each of its affiliates reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

4. TERMINATION OR REMOVAL FROM DUTIES.

4.1 Termination Upon Death. This Agreement shall terminate automatically upon the Executive’s death.

4.2 Removal from Position Upon Disability. If during the Term, as a result of a physical or mental incapacity or infirmity, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period or periods aggregating 90 days during any 12-month period, the Executive shall be deemed disabled (his “Disability”) and the Company, by written notice to the Executive, shall have the right to remove him from his position. The Executive’s status as an inactive employee of the Company shall continue after such removal for the period of time that his Disability continues. However, the Company shall have no obligation to reinstate or otherwise continue the Executive’s employment if he should recover from his Disability and any such termination shall not constitute a termination without Cause or without Good Reason (as herein defined). The existence of his Disability shall be determined by a reputable, licensed physician selected by the Company, whose determination shall be made in good faith considering any relevant medical information provided by the Executive.

4.3 Termination for Cause. The Company may at any time, by written notice to the Executive, terminate the Executive’s employment hereunder for Cause. For purposes hereof, the term “Cause” shall mean: (A) the Executive’s conviction of or pleading guilty or no contest to a felony; (B) willful refusal of the Executive in any material respect (i) to perform the duties of his employment or to follow the lawful and proper directives of the Board, provided such duties or directives are consistent with this Agreement and such duties or directives have been given to the Executive in writing, or (ii) to comply with the reasonable and substantial written policies, practices, standards or regulations of the Company (so long as same are not inconsistent with this Agreement) as may be established from time to time, if such failure or refusal under either clause (i) or clause (ii) continues uncured for a period of ten business days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; (C) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, its business or reputation or of improperly or unlawfully converting for the Executive’s own personal benefit any property of the Company; or (D) any violation or breach of the provisions of Section 7 of this Agreement. For purposes of this Section 4.3, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. For the avoidance of doubt, the Company’s failure to attain operating or other goals shall not be grounds for a termination for “Cause”.

4.4 Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time.

4.5 Termination with or without Good Reason. With 45 days’ prior written notice to the Company, this Agreement and the Executive’s employment hereunder may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means, that the reason for the Executive’s resignation is as a result of either: (i) the Company’s material breach of this Agreement, including but not limited to a material diminution of the Executive’s Base Salary, a material diminution of the Executive’s duties or authority as set forth in Section 1.2, or a material change in the Executive’s principal place of employment (a requirement to be based anywhere beyond 50 miles from the Company’s current offices in Rochester, New York shall be considered a material change); or (ii) the Board requiring the Executive to act, or omit to act, in a way that the Executive reasonably believes is illegal; provided, however, that a termination by the Executive for Good Reason pursuant to (i) or (ii) shall be effective only if, within 30 days following the delivery of written notice of a termination for Good Reason by Executive to the Company, the Company has failed to cure the circumstances giving rise to the Good Reason and the Executive has provided such written notice within 60 days of the occurrence of the circumstances giving rise to the Good Reason. The written notice of termination for Good Reason must specify in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, if applicable. Any resignation or termination pursuant to the terms of this Section shall not constitute a breach of this Agreement by either party.

5. RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE EXECUTIVE UPON TERMINATION, OR REMOVAL. Other provisions of this Agreement notwithstanding, and except as otherwise provided by Section 6 hereof, upon the occurrence of an event described in Section 4, the parties shall have the following rights and obligations:

5.1 Death. If the Executive’s employment is terminated during the Term by reason of the Executive’s death, the Company shall pay the Executive’s estate (A) in one lump sum amount, one year’s Base Salary (as in effect as of the date of termination) payable on the six-month anniversary of the date of the Executive’s death; plus (B) any Preceding and/or Pro Rata Bonus to which the Executive is entitled, which shall be paid in accordance with Section

3.2. In addition, any unvested portion of the Stock Grant shall become fully vested, any unvested portion of the RSUs under the Initial Grant shall become fully vested, and any outstanding PSUs under the Initial Grant shall be eligible to vest on a pro rata basis based on the period of time the Executive was employed during the Initial Term and achievement of the applicable performance goals. Any other outstanding equity awards shall be treated as specified in the applicable equity plan and award agreement.

5.2 Disability.

(A) If the Executive is removed from his position during the Term because of a Disability, the Executive, for the period of time during which his Disability continues, may continue to participate in certain of the employee benefit plans in which he participated immediately prior to his removal. These benefits would include participation in, as applicable and to the extent defined in the Company’s applicable plans, group life, medical/dental and disability insurance plans, each at the same ratio of employer/employee contribution as applicable to the Executive immediately prior to his removal; and, thereafter, at the same ratio of employer/employee contribution as then-applicable to other executive-level employees in the Company. In addition, the Executive shall be entitled to compensation and benefits accrued through the date of his removal from his duties, including any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of removal, to the extent permitted under the terms of such plan. For avoidance of doubt, the payment of any bonus to which the Executive may be entitled for the period of time up to the date of his removal pursuant to Section 4.2 hereof, would be paid pursuant to Section 5.2(B), below. However, the Executive’s rights to bonuses and fringe benefits (other than those described above in this paragraph) accruing after his removal, if any, shall cease upon such removal; provided, however, that nothing contained in this Agreement is intended to limit or otherwise restrict the availability of any benefits to the Executive required to be provided pursuant to Section 4980B of the Code.

(B) If the Executive is removed from his position during the Term because of a Disability, the Executive shall be entitled to (i) payments equal to one year’s Base Salary (as in effect as of the date of removal) payable as continued payment of Base Salary (payable in accordance with the Company’s payroll practice); plus (ii) any Preceding and/or Pro Rata Bonus to which the Executive is entitled (payable in accordance with Section 3.2). In addition, any unvested portion of the Stock Grant shall become fully vested, any unvested portion of the RSUs under the Initial Grant shall become fully vested on a pro rata basis based on the period of time the Executive was employed during the Initial Term, and any outstanding PSUs under the Initial Grant shall be eligible to vest on a pro rata basis based on the period of time the Executive was employed during the Initial Term and achievement of the applicable performance goals. Any other outstanding equity awards shall be treated as specified in the applicable equity plan and award agreement.

5.3 Termination for Cause or without Good Reason. If the Executive’s employment shall be terminated during the Term (A) by the Company for Cause, or (B) by the Executive without Good Reason, the Company shall pay to the Executive his Base Salary through the date of termination at the rate then in effect and shall reimburse the Executive for any Expenses incurred but not yet paid and shall have no further obligations to the Executive under this Agreement. In addition, if the Executive’s employment is terminated during the Term by the Executive without Good Reason within 60 days following the consummation of a Change in Control, the PSUs under the Initial Grant shall vest (without proration) based on achievement of the applicable performance goals, all in accordance with the other terms of such grant.

5.4 Termination without Cause or with Good Reason; Termination Due to Nonrenewal by the Company. If the Executive’s employment is terminated (A) during the Term (x) by the Company without Cause, or (y) by the Executive with Good Reason, or (B) due to nonrenewal of the Term by the Company pursuant to Section 2, the Company shall pay (unless otherwise noted, in the normal course) to the Executive or provide the following amounts or benefits:

(i) to the extent not yet paid, the Executive’s Base Salary through the date of termination at the rate in effect on the date of termination;

(ii) one year of Base Salary (as in effect as of the date of termination), payable as continued payment of Base Salary (payable in accordance with the Company’s payroll practice);

(iii) payment of the Preceding and/or Pro Rata Bonus to which the Executive is entitled, payable in accordance with Section 3.2;

(iv) vesting of any unvested portion of the Stock Grant;

(v) any and all time-vesting equity awards that have been granted to the Executive, including but not limited to RSUs under the Initial Grant, (that have neither expired nor been previously exercised by the Executive) through the termination date shall be deemed fully vested on such termination date and, to the extent applicable, exercisable for a period of 90 days following such date (but, in no case, beyond each such award’s specified expiration date), and any performance-vesting equity awards shall be eligible to vest on a pro rata basis based on the period of time the Executive was employed during the performance period (or, with respect to the PSUs under the Initial Grant, without proration) and achievement of the applicable performance goals, all in accordance with the other terms of any such plan or grant; and

(vi) a monthly payment equal to the full cost of COBRA continuation coverage for Executive and his spouse under the Company’s healthcare, dental, and vision plans in which the Executive is enrolled as of the termination date, payable for six months on the same schedule as the continued payment of Base Salary above.

All payments to be provided to the Executive under this Section 5.4 shall be subject to the Executive’s (x) compliance with the restrictions in Section 7 and (y) execution, within 60 days of the Executive’s termination, of a general release and waiver of claims against the Company, its officers, directors, employees and agents from any and all liability arising from the Executive’s employment relationship with the Company (which release will include an agreement between both parties not to disparage the other) that is not revoked; provided that such release and waiver shall specify that it does not apply to the indemnification and insurance provisions of Section 3.10.

6. CHANGE IN CONTROL.

6.1 In the event of the occurrence of a Change in Control of the Company, the Executive shall remain employed by the Company, pursuant to the terms and conditions of this Agreement. If, within two years after the Change in Control, (A) the Executive’s employment is terminated without Cause or with Good Reason, (B) the Term ends due to nonextension of the Term by the Company pursuant to Section 2, or (C) the Executive resigns following:

(i) a material diminution in his duties as set forth in Section 1.2 of this Agreement; or

(ii) in the case of the sale of the Company, the Executive either: (a) is not offered a comparable position by the buyer; or (b) is required by the buyer to be based anywhere beyond 50 miles from the Company’s current offices in Rochester, New York (except for required travel on Company business to an extent substantially consistent with that preceding the Change in Control), (either (i) or (ii), a “Resignation for Good Cause”), then the Executive shall be entitled to the benefits described in Section 6.2.

6.2 Upon a termination without Cause or with Good Reason in a Change in Control, the Term ends due to nonextension of the Term by the Company or a Resignation for Good Cause described in Section 6.1 during the Term, the Executive will receive in one lump sum amount, unless otherwise noted:

(A) to the extent not yet paid, the Executive’s Base Salary through the date of termination at the rate in effect on the date of termination;

(B) two year’s Base Salary (as in effect as of the date of such termination or resignation), payable as continued payment of Base Salary (payable in accordance with the Company’s payroll practice);

(C) payment of the Preceding and/or Pro Rata Bonus to which the Executive is entitled, payable in accordance with Section 3.2; and

(D) vesting of any unvested portion of the Stock Grant;

(E) any and all time-vesting equity awards that have been granted to the Executive, including but not limited to RSUs under the Initial Grant, (that have neither expired nor been previously exercised by the Executive) through the termination date shall be deemed fully vested on such termination date and, to the extent applicable, exercisable for a period of 90 days following such date (but, in no case, beyond each such award’s specified expiration date), and any performance-vesting equity awards shall be eligible to vest on a pro rata basis based on the period of time the Executive was employed during the performance period (or, with respect to the PSUs under the Initial Grant, without proration) and achievement of the applicable performance goals, all in accordance with the other terms of any such plan or grant; and

(F) a monthly payment equal to the full cost of COBRA continuation coverage for Executive and his spouse under the Company’s healthcare, dental, and vision plans in which the Executive is enrolled as of the termination date, payable for six months on the same schedule as the continued payment of Base Salary above

All payments to be provided to the Executive under this Section shall be subject to the Executive’s (x) compliance with the restrictions in Section 7 and (y) execution, within 60 days of the Executive’s termination, of a general release and waiver of claims against the Company, its officers, directors, employees and agents from any and all liability arising from the Executive’s employment relationship with the Company (which release will include an agreement between both parties not to disparage the other) that is not revoked; provided that such release and waiver shall specify that it does not apply to the indemnification and insurance provisions of Section 3.10.

6.3 For purposes of this Agreement, a “Change in Control” shall mean any of the following: (A) any person who is not an “affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company as of the date of this Agreement becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; (B) the sale of the Company substantially as an entity (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the date of this Agreement; (C) there occurs a merger, consolidation or other reorganization of the Company with a person who is not an affiliate of the Company as of the date of this Agreement, and in which shareholders of the Company immediately preceding the merger hold less than 50% (the voting and consent rights of Class C Preferred Stock shall be disregarded in this calculation) of the combined voting power for the election of directors of the Company immediately following the merger, or (D) the date a majority of members of the Board is replaced during the Initial Term or during any 12-month period ending thereafter by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date(s) of the applicable appointment or election. For purposes of this Section 6.3, the term “person” shall include a legal entity, as well as an individual. A Change in Control shall not be deemed to occur because of the sale or conversion of any or all of Class C Preferred Stock of the Company unless there is a simultaneous change described in clauses (A), (B) or (C) of the preceding sentence.

7. CONFIDENTIALITY AND COVENANT AGAINST COMPETITION.

7.1 Non-Disclosure.

(A) The Executive shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than as a result of a breach of this Section 7.1 by the Executive). The Executive shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(B) Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(C) Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), the Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.

7.2 Non-Competition. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of one year thereafter, directly or indirectly, (a) engage in (as a principal, partner, director, officer, stockholder (except as permitted below), agent, employee, consultant or otherwise); or (b) be financially interested in, any entity materially engaged in any portion of the business of the Company within the territory served, or contemplated to be entered, by the Company on the date of such termination of employment. Nothing contained herein shall prevent the Executive from owning beneficially or of record not more than five percent of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include the automotive repair/maintenance services, as well as the sale and service of tires and related accessories, each of which shall be deemed a portion of the business.

7.3 Non-Solicitation of Employees. The Executive will not, during the period of the Executive’s employment with the Company, and for a period of one year after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which the Executive is then affiliated.

7.4 Enforceability of Provisions. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

7.5 Remedy for Breach. The Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, as determined by the applicable court, the Company will have no obligation to pay any of the amounts that remain payable by the Company in Sections 5 and 6 of this Agreement.

8. EXECUTIVE’S REPRESENTATIONS. THE EXECUTIVE REPRESENTS THAT HE IS NOT PRECLUDED FROM PERFORMING THIS EMPLOYMENT BY REASON OF A PREEXISTING CONTRACTUAL RESTRICTION OR, TO HIS ACTUAL KNOWLEDGE, PHYSICAL OR MENTAL DISABILITY. UPON ANY BREACH OR INACCURACY OF THE FOREGOING, THE TERMS AND BENEFITS OF THIS AGREEMENT SHALL BE NULL AND VOID. OTHER PROVISIONS.

9. MISCELLANEOUS.

9.1 Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

(a)	if to the Company, to it at:

Monro, Inc.

295 Woodcliff Drive

Suite 202

Fairport NY 14450

Attention: Chief Financial Officer

with a copy to:

Monro, Inc.

295 Woodcliff Drive

Suite 202

Fairport NY 14450

Attention: General Counsel

(b)	if to the Executive, to him at the address reflected in the Company’s payroll records

9.3 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior written or verbal understandings with respect thereto.

9.4 Waivers and Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The courts of New York and the United States District Courts for New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement.

9.6 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors. This Agreement is personal to the Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.8 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.9 Section 280G. In the event that the Executive becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive (including, without limiting the generality of the foregoing, by reason of the exercise or vesting of any stock options or the receipt or vesting of any other equity awards), which in the absence of this Section 9.9 would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to the Executive under this Agreement shall, either (A) be reduced to the largest amount or greatest right such that none of the amounts payable to the Executive under this Agreement and any other payments or benefits received or to be received by Executive as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code or (B) be made in full, with Executive bearing full responsibility for any Excise Tax liability, whichever of (A) or (B) provides the Executive with a larger net after-tax amount. The Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any reduction pursuant to this Section 9.9 shall be made in a manner compliant with Section 409A of the Code. This Section 9.9 shall apply in lieu of any provision applicable to the Executive under any other agreement or arrangement (including the 2007 Stock Incentive Plan or any other plan)

with respect to Section 4999 of the Code. All determinations with respect to this Section 9.9 shall be made by an independent nationally recognized certified public accounting firm reasonably acceptable to the Executive at the Company’s sole expense. The after tax amount shall be calculated, as applicable, using the maximum marginal income tax rates for each year in which the payment is payable to the Executive (based upon the rates in effect for such year as set forth in the Code at the relevant time).

9.10 Section 409A. The compensation and benefits provided under this Agreement are intended to qualify for an exemption from or to comply with the requirements of Section 409A of the Code and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), so as to prevent the inclusion in gross income of any compensation or benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Executive, and this Agreement shall be administered and interpreted consistent with such intention. For purposes of Sections 4, 5 and 6 of this Agreement, “removal,” “termination of the Executive’s employment” and words of similar import mean a “separation from service” with the Company as defined by Section 409A. The reimbursement of taxable expenses such as contemplated in Sections 3.6 and 3.8 to the Executive shall be made no later than the end of the year following the year in which the expense was incurred, and the expenses reimbursed in one year shall not affect the expenses eligible for reimbursement in any other year. Where the 60-day period for the Executive to execute and not revoke a general release and waiver begins in one calendar year and ends in the following calendar year, payment shall be made no sooner than the first day of the following calendar year. Each payment shall be a payment in a series of separate payments for all purposes under Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”) and, on the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding clause.

9.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first above written.

MONRO, INC.

By:	/s/ Maureen E. Mulholland
Name:	Maureen E. Mulholland
Title:	Executive Vice President – Chief Legal Officer and Secretary

/s/ Peter D. Fitzsimmons
Peter D. Fitzsimmons